Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and to the use of our reports dated February 27, 2026, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc., and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, incorporated by reference in this Registration Statement (Form S-4) and related Prospectus of Equity Residential.

/s/ Ernst & Young LLP

Tysons, Virginia June 29, 2026